Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Lordstown Motors Corp.

We consent to the incorporation by reference in the registration statement (No. 333-250045) on Form S-1 and the registration statement (No. 333-251771) on Form S-8 of Lordstown Motors Corp. of our report dated August 24, 2020, with respect to the balance sheet of Lordstown Motors Corp. as of December 31, 2019, the related statements of operations, stockholders’ equity, and cash flows for the period from April 30, 2019 to December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Lordstown Motors Corp.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

March 24, 2021